Exhibit 99.1

For Immediate Release

Morgan Stanley and Citigroup Reach Agreement for Full Purchase of MSSB,
and Related Deposits, by June 2015 at a $13.5 Billion Valuation,
Subject to Regulatory Approval

NEW YORK, September 11, 2012 -  Morgan Stanley (NYSE: MS) and Citigroup  (NYSE: C) today announced that they have reached agreement for Morgan Stanley to purchase Citi’s 14 percent stake in Morgan Stanley Smith Barney Holdings LLC (MSSB), together with the transfer of approximately $5.5 billion of deposits at no premium, at an implied 100 percent valuation of $13.5 billion.

In addition, subject to obtaining the required regulatory approval, Morgan Stanley and Citi have reached agreement with respect to the purchase of Citi’s remaining 35 percent stake in MSSB, inclusive of related deposits of approximately $48 billion, no later than June 1, 2015 at the same implied $13.5 billion valuation.  Morgan Stanley has agreed to acquire the next 15 percent stake in MSSB from Citi by June 1, 2013, subject to regulatory approval.  The related deposit transfers will be at no premium.

James P. Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said: “This mutually beneficial agreement gives both parties certainty and transparency on price and timing, and is a significant milestone for Morgan Stanley in the implementation of our strategy.”

Vikram Pandit, Chief Executive Officer of Citi, said: “I am pleased we have reached agreement on a value for our remaining stake in Morgan Stanley Smith Barney. Establishing certainty regarding the divestiture of this business is in the best interests of our shareholders.  As we have shown, the more we put the past behind us, the more we can focus on our future, which is in the core businesses in Citicorp. Since forming Citi Holdings, we have reduced its assets by over $600 billion, and we will continue to do so in an economically rational manner.”

About Morgan Stanley

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

About Citi
Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://citi.com/blog | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

The information above contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect current estimates, projections, expectations or beliefs.  These forward-looking statements are subject to numerous risks and uncertainties, and there are important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of Morgan Stanley.  There can be no assurance regarding the receipt of necessary regulatory approvals in connection with the exercise of any call or put option or the timing of any such exercise.

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For additional information, please contact:

Morgan Stanley

Media: Jeanmarie McFadden, (212) 761-2433

Media: Wesley McDade, (212) 761-2430

Investor Relations: Celeste Mellet Brown (212) 761-3896

Citi
Media: Shannon Bell (212) 793-6206
Investors: Susan Kendall (212) 559-2718
Fixed Income Investors: Ilene Fiszel Bieler (212) 559-5091